Exhibit 4.2



CERTIFICATE OF DESIGNATION
OF COMMON STOCK
OF ALAMCO, INC.

Alamco, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"),

DOES HEREBY CERTIFY:

That, pursuant to authority conferred upon the Board of Directors by Article IV of the Certificate of Incorporation, as amended, of the Company, authorizing the issuance of up to 15,000,000 shares of common stock of the Company, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, as amended, the Board of Directors of the Company, at a meeting duly called and held on May 12, 1995, duly adopted the following resolution, providing for the issuance of a class of 15,000,000 shares of common stock, which resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Company in accordance with the provisions of its Certificate of Incorpora-tion, as amended, there be, and hereby is, created, out of the 15,000,000 shares of common stock of the Company authorized in Article IV of its Certificate of Incorporation, as amended, a class of common stock of the Company with the following voting powers, designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restric-tions thereof:

1. Designation and Number of Shares of Common Stock. Shares of this class of common stock of the Company shall be designated and known as the Common Stock, of the par value of ten cents ($.10) per share (the "Common Stock"). The number of shares of the Common Stock shall be fifteen million (15,000,000). All shares of common stock of the Company currently issued and outstanding, without further action by the stockholders of such shares, shall hereby be designated and known as shares of the Common Stock with all of the designations, rights, provisions and restrictions set forth in this Resolution.

2.   General.   (a)   Subject to the terms of Sections 3 and 4 of this Resolu-
tion, each share of Common Stock issued and outstanding shall be identical in all respects with all other shares of Common Stock, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment.

                (b) Except for and subject to those rights expressly granted to the holders of Preferred Stock (as such term is defined in Section 4) and except as may be provided by the Delaware General Corporation Law and as otherwise set forth in this resolution, the holders of Common Stock shall have all other rights of stockholders including, but not by way of limitation,
(i) the right to receive dividends, when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Company or otherwise, the right to receive ratably and equally all the assets and funds of the Company remaining after the payment to the holders of Preferred Stock and of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the Company as herein provided. All payments made upon Common Stock shall be made pro rata per share.

                (c) In the event that the holder of any shares of Common Stock shall receive any payment of any dividend on, liquidation of, or other amounts payable with respect to, any shares of Common Stock which, in accordance with the terms of the Company's Certificate of Incorporation, as amended, he is not then entitled to receive, he will forthwith deliver the same to the holders of shares of Preferred Stock, as the case may be, in the form received, and until it is so delivered will hold the same in trust for such holders.

3. Voting. Except as otherwise provide in the Delaware General Corporation Law and Company's Certificate of Incorporation, as amended, each holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in his name on the books of the Company on all matters submitted to a vote of stockholders of the Company.

4.   Definitions.  "Preferred Stock" shall have the meaning given such term in
Article IV of the Company's Certificate of Incorporation, as amended.


IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its President and attested by its Secretary this 12th day of May 1995.

ALAMCO, INC.


By:  /s/ John L. Schwager, President
     ------------------------------------
     John L. Schwager, President


ATTEST:


By:  /s/ Jane Merandi, Secretary
     ------------------------------------
     Jane Merandi, Secretary